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                                                                   EXHIBIT 99.1

     Post Properties Expects Third Quarter FFO to be Lower than Consensus;
                  Company Will Pursue a Self-Funding Strategy


ATLANTA, Oct. 2, 2000 -- Post Properties, Inc. (NYSE: PPS) today announced that it expects that its fully diluted FFO per share for the 3rd quarter will be approximately $0.94, which is lower than current analysts' expectations of $1.01 for the quarter. The Company added that it expects per share FFO for the 4th quarter (before the charges discussed below) to be in the range of $0.95 to $0.98, also below the current consensus expectations. For the year as a whole, the Company expects to report per share FFO, before the charges discussed below, of $3.87 to $3.89. After the charges discussed below, the Company expects that its FFO for 2000 will be approximately $3.70 to $3.76 per share, as compared to 1999 per share FFO of $3.69.

The Company attributed this result to two principal causes: a substantial increase in average short term interest rates and a lower than anticipated net contribution from several of the Company's communities in lease up.

The Company stated that higher average short term interest rates added approximately $0.03 per share in interest expense impact for the 3rd quarter and are expected to add approximately $0.03 to $0.05 in interest expense impact for the 4th quarter, with a total impact of approximately $0.09 to $0.11 a share for the year, as compared to the comparable periods of the prior year. The Company also stated that construction-related delays in Charlotte, Denver and Orlando resulted in reduced FFO because fewer units were available for leasing and occupancy, and the Company reports that the lease-ups of new developments in several markets, principally Charlotte, Dallas, and Phoenix, are behind schedule, also resulting in a reduced contribution to FFO.

The Company stated that its stabilized portfolio continues to perform well on the whole and that its balance sheet remains strong. The Company added that, given the solid performance of its stabilized communities and the Company's strong balance sheet, the net asset value of the Company's 103 apartment communities continues to exceed the price of the Company's common stock.

John Williams, Chairman and CEO, commented, "The disappointing results we have experienced over the past few months with some of our development and lease-up activities has led us to make a thorough reassessment of our markets, our development pipeline, and our capital funding plans. This reassessment has led us to several conclusions. We will concentrate our attention on fewer markets going forward. Not only will this allow us to concentrate resources, but it will also allow us to apply an even more stringent set of development criteria to those markets we do pursue. As a corollary of focusing on fewer markets, we will promptly reduce our annual development expenditures from the current pace of $350-400 million to something in the $200-250 million range, which we believe is a more appropriate and conservative pace. Finally, we anticipate increasing asset dispositions, with a goal of providing funds for our development activities and for the reduction of indebtedness and the repurchase of shares, as appears most advantageous to us from time to time. Going forward, we would generally expect annual asset sales at a level sufficient to fund our development spending.


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These steps, while essential in positioning the Company for renewed growth, will have some short-term costs. We expect to record a charge in the range of $6 million to $7.5 million (or $0.13 to $0.17 per share) for write-offs related to pre-development expenses incurred with respect to opportunities we no longer intend to pursue and associated severance costs. A reduced level of development activity will necessarily result in somewhat slower growth, but as margins have thinned, we believe reduced development is the conservative -- and correct -- approach. In addition, the increased sales activity we plan is likely to have a one-time, short-term dilutive effect over the next year or so. With these steps we expect that it is likely that our FFO growth rate for the next 18-24 months will be in the 4 percent to 6 percent range, and we will during this time take whatever steps are necessary to assure that our balance sheet remains strong and our emphasis will be on enhancing net asset value per share."

Mr. Williams continued, "Our annual development spending has grown over the past several years from roughly $120 million in 1995 to upwards of $375 million in 2000. While this may have been generally appropriate for the booming economic conditions the nation has been enjoying, prudence -- and our natural inclination -- have led us to conclude that a more nimble, more defensively-oriented posture is appropriate for the coming several years. Our moves to a self-funding status and to a more targeted development program, as well as our intention to concentrate our capital in our most productive markets reflect this view. Our emphasis, as I said, will be on increasing net asset value per share over earnings growth at thinner margins."

The Company has also announced that it is terminating its Dividend Reinvestment and Stock Purchase Plan, effective immediately. Accordingly, no further purchases of common stock will be made under the Plan.

The Company will hold an investor/analyst conference call on Monday, October 2nd beginning at 11:00 a.m., Eastern Time. The call may be joined by dialing 888-889-0544 for domestic calls and 712-257-0466 for international calls. The pass code is "PPS." As with previous conference calls, the replay will begin one hour after the conference call and play through Monday, October 9th, at 6:00 p.m., Eastern Time. The telephone numbers are 888-568-0884 for domestic calls and 402-998-1563 for international calls. There is no pass code for these calls.

This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future economic conditions including interest rates, local real estate conditions, construction activities and other factors discussed in the Securities and Exchange Commission filings of Post Properties, Inc., including our annual report on Form 10-K for the year ended December 31, 1999.

Post Properties, Inc., the preeminent developer and operator of upscale apartment communities in the United States, pioneered building and branding resort-style garden apartments for almost 30 years. Post now focuses on the creation of high-quality, high-density, live-work-walk neighborhoods in infill locations in major urban markets across the country. The company has


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been recognized locally, nationally and internationally for building better neighborhoods and the preservation of historic buildings. Operating as a self-administered and self-managed equity real estate investment trust (REIT), the company's primary business consists of developing and managing Post(R) brand-name apartment communities.

Nationwide, Post Properties owns approximately 35,649 apartment homes in 103 communities, including 5,302 units currently under development.

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